Exhibit 10.6

[INFORMAL ENGLISH TRANSLATION]

Agreement for the Provision of Services

Held and signed in Haifa on November 14, 2023

- Between -

Bonus Therapeutics Ltd., private company Reg. 514168954 (hereinafter: “Bonus Therapeutics”),

From Matam Park, Building 20, P.O.B. 15143, Haifa 3190501

And

Bonus Biogroup Ltd., public company Reg. 520039777 (hereinafter: “Bonus Biogroup” or the “Company”),

From Matam Park, Building 20, P.O.B. 15143, Haifa 3190501

(Bonus Biogroup separately and/or together with Bonus Therapeutics and any other related company, hereinafter: “Bonus Companies”)

On the one hand;

- To -

Yosef Rauch, ID 054215702 (hereinafter: the “Officer”), From 5 HaTishim VeShalosh Street, Petah Tikva 4931205

And

I. Rauch & Co. Financial Consultants Ltd., private company Reg. 511598732

(hereinafter: the “Officer-Affiliated Entity”),

From 5 HaTishim VeShalosh Street, Petah Tikva 4931205

(The officer alone and/or together with the Officer-Affiliated Entity, hereinafter: the “Officer- Affiliated Eligible Entities”)

On the other hand;

Whereas,	the Officer provides consulting services to the Company and serves as a member of the Board of Directors of the Company (hereinafter: the “Corporate Position”);

Whereas,	Officer is interested in continuing to provide the Company with consulting services as specified in this Agreement;

Whereas,	the Company is interested in continuing to receive the services from the Officer and to regulate their mutual relations, obligations and rights within the framework of the provisions of this Agreement (hereinafter: the “Agreement”) and its terms.

Therefore, it was declared, conditioned and agreed between the parties as follows:

1.	The preamble to this Agreement constitutes an integral part of the Agreement.

2.	The Officer-Affiliated Entity will continue to provide managerial consulting services (hereinafter: “Services” or “Consulting Services”) to the Company, and will provide the Company with the services of the Officer.

3.	In addition, the Company will be entitled, at its sole discretion, to require the Officer to serve, from time to time, in additional positions in the Company, without additional consideration. The scope of the Services provided to the Company shall not be less than the equivalent of 100% of full-time services.

4.	It is clarified that the validity of the agreement is not contingent on the Officer’s tenure as a member of the Board of Directors of the Company, and the Officer may be entitled in the future to consideration for serving as a member of the Board of Directors of the Company, subject to the decisions of the Company’s appropriate organs, as required by law.

5.	The Officer may, at his sole discretion, engage employees and/or service providers on his behalf and at his own expense to assist in providing the Services under the Agreement, provided that the Officer continues to fulfill the Corporate Position. The Company may, at its sole discretion, instruct the Officer to refrain from engaging such employees and/or service providers.

6.	The Officer will dedicate the full time necessary to fulfill the position, as required to perform tasks defined by the Company and/or the Company’s Board of Directors, in coordination with the Officer and based on the Company’s needs.

The Company confirms that granting leave of up to 30 days per year to the Officer or any of the officer’s employees, including the Officer himself, will not constitute a breach of the Agreement.

7.	In any engagement involving any of the Bonus Companies, the Officer alone has provided and will continue to provide the Services as personal effort, even if the engagement was made through the Officer-Affiliated Entity. Payment for these Services, whether monetary and/or capital and/or otherwise, may be made to the Officer via the Officer- Affiliated Entity or in any other way (in this section, hereinafter: the “Agreement with the Officer”).

8.	At any time, the Officer shall be entitled to notify any of the Bonus Companies, as applicable, of the assignment and/or transfer of any right or entitlement to any consideration to which the Officer-Affiliated Entity or the Officer has been, is, or will be entitled, in whole or in part, whether monetary and/or equity-based and/or otherwise, for services or assets, whether he is entitled to it by virtue of an agreement or by virtue of a decision duly made, to any party as the Officer directs, at his sole discretion, provided that Bonus Companies shall not be liable for double compensation.

9.	At any time, the Officer shall be entitled to notify any of the Bonus Companies, as applicable, of the assignment and/or transfer of any agreement or engagement, in whole or in part, between the Officer or the Officer-Affiliated Entity or any other entity, and any of the Bonus Companies, from the commencement of such engagement with any of them, to any party as directed by the Officer, at his sole discretion, who has been, is or will be entitled to any consideration, whether monetary and/or equity-based and/or otherwise, for services or assets, whether or not provided prior to the date of the notification to the Company, and whether or not the consideration was paid prior to the date of the notification, provided that the Bonus Companies shall not be liable for double compensation.

10.	To the extent that the Officer is or will be entitled to equity-based compensation, the Company shall allocate shares or share units for him, blocked by a trustee or not blocked, at the Officer’s sole discretion.

11.	The Officer hereby declares that:

11.1.	The manner of providing the Services, their scope, and frequency, as detailed above, are clear to him, and he undertakes to provide these services professionally and faithfully, to advance the company’s business and maximizing its profits.

11.2.	As of the date of signing the Agreement, he is not aware of any legal, medical, contractual or other impediment that prevents him from entering into the Agreement and performing his obligations under it.

11.3.	During the term of the Agreement, the Officer shall not be employed by or provide services of any kind, whether for compensation or not, to any third party engaged in the Company’s field of activity, as it may be from time to time, or directly competing with the Company, except for:

(1)  Employment or provision of services to a third party that has been approved by the Company in advance and in writing;

(2) Engagement in the “previous inventions” (as defined below) to the extent that such engagement does not impair his obligations to provide services to the Company under the Agreement.

11.4.	For the avoidance of doubt, it is clarified that the above provisions shall not prevent the Officer from being involved as a director and/or as a partner and/or as an officer and/or as a consultant in other businesses and/or companies that do not compete with the Company’s activity, as it may evolve from time to time, including engagement in the “previous inventions,” provided that such involvement does not impair his obligations under the Agreement.

12.	Fixed Compensation

12.1.	Starting from October 1, 2023 (hereinafter: the “Initial Date”), the Company shall pay the Officer-Affiliated Entity, in consideration for fulfilling its obligations under the Agreement, a monthly consideration in an amount equivalent to a gross salary of NIS 80,000 (hereinafter: the “Fixed Compensation”).

12.2.	In consideration for fulfilling the Officer-Affiliated Entity’s obligations during a period in which there is no employee-employer relationship between the Officer and the Company, the Fixed Compensation shall be increased by a multiplier of 1.4, to account for social benefits (hereinafter: the “Cost of the Fixed Compensation”).

12.3.	The Company shall reimburse the Officer for any reasonable and documented expenses incurred by him out of his own pocket, in connection with providing his Services to the Company (hereinafter: the “Expense Reimbursement”), at the Company’s discretion, as determined from time to time. Expense Reimbursement in an amount of up to NIS 3,000 on average per month during the term of the Agreement shall be subject to the approval of the Company’s CFO, and Expense Reimbursement exceeding this amount, if and as requested, shall be subject to the approval of the Audit Committee.

12.4.	The Company shall provide the Officer-Affiliated Entity with a Company vehicle from Licensing Group 5 (hereinafter: the “Vehicle”), a computer, a printer, and a mobile phone (hereinafter collectively referred to as the “Equipment”), any of which shall be provided at the Officer-Affiliated Entity’s sole discretion.

12.5.	The Company shall bear all costs associated with the use and maintenance of the Vehicle and Equipment, including all self-participation amounts and any other amount related to damages of any kind, as well as the grossing-up of all maximum applicable taxes related to the monthly usage value of the use of the Vehicle and Equipment, in accordance with the Income Tax Regulations and the relevant guidelines applicable to the Officer.

12.6.	Alternatively, from time to time, the Officer-Affiliated Entity shall have the right to notify the Company in writing that, in lieu of the right to use the Vehicle, it has chosen to receive a monthly payment equivalent to the value of the use of the Vehicle, grossed-up to include all maximum applicable taxes related to the use of the Vehicle (hereinafter: the “Vehicle Expenses”). From such date, the Company shall pay the Officer-Affiliated Entity the Vehicle Expenses and shall no longer provide the Officer with a Vehicle or bear any expenses related to its use.

13. Variable Compensation

13.1.	On January 1 of each year (hereinafter: the “Annual Calculation Date”), the officer shall receive a cash grant (hereinafter: the “Share Performance-Based Grant”), in an amount equal to: (1) the product of an amount of NIS 1,600,000 (hereinafter: the “Calculation Base”), and the amount derived from the calculation of (2) the difference between (i) the ratio obtained by dividing: (a) the Determining Share Price as of the Annual Calculation Date of any given year, by (b) the Determining TA-Biomed Index Price as of the Annual Calculation Date of the same year; and (ii) an amount of 1 (one); less (3) the aggregate amount of all Value Appreciation Bonuses to which the officer was entitled for the period between the Initial Date and the Annual Calculation Date of any given year, if any, as detailed in the formula below:

Where:

Bi = The amount of the Share Performance-Based Grant for year i

K = The amount of the Calculation Base

P0 = The Determining Share Price as of the Initial Date

Pi = The Determining Share Price as of the Annual Calculation Date in year i

X0 = The Determining TA-Biomed Index Price as of the Initial Date

Xi = The Determining TA-Biomed Index Price as of the Annual Calculation Date in year i

Accordingly, for example: an increase of 1% in the Determining Share Price, above the increase in the Determining TA-Biomed Index Price, as of the Annual Calculation Date of any given year, shall entitle the officer to a Value Share Performance-Based Grant in the amount of NIS 16,000, after deducting the aggregate amount of the Share Performance-Based Grant to which the officer was entitled from the Initial Date until the Annual Calculation Date of any given year.

For the purposes of this section:

“The Determining Share Price” means the average closing price of an ordinary share, registered in the name of the holder, with no par value, of the company, listed for trading on the Tel Aviv Stock Exchange Ltd. (hereinafter: “Share” and “Exchange,” respectively);

“The Determining Ratio per Share” means the ratio derived by dividing:

(a) The Determining Share Price, as of the Annual Calculation Date of any given year, by (b) The Determining Share Price, as of the First Date;

“The Determining TA-Biomed Index Price” means the average closing price of the TA-Biomed Index (Index Code: 167; ISIN: IL00BIDX1675);

“The Determining Ratio for the TA-Biomed Index” means the ratio derived by dividing: (a) The Determining Ratio for the TA-Biomed Index, as of the Annual Calculation Date of any given year, by (b) The Determining Ratio for the TA-Biomed Index, as of the First Date;

“Average Closing Price” means the average of the closing prices on trading days on the Exchange, from among the 30 days preceding the Annual Calculation Date of any given year.

Notwithstanding the foregoing, the Share Performance-Based Grant payable for the period from the Initial Date to the Annual Calculation Date of any given year shall not exceed an amount equal to twelve (12) months of the Fixed Compensation Cost for each year, for the period from the Initial Date to the Annual Calculation Date of any given year.

If and to the extent the Share Performance-Based Grant exceeds an amount equal to the Fixed Compensation Cost for 3 months, the excess amount shall be paid by allocating shares of the company, in an amount determined based on the allocation of the excess amount divided by the average share price during the trading days occurring within the 30 days preceding the Annual Calculation Date.

In the event of a stock split, reverse stock split, and/or stock consolidation, the calculation mechanism for the Share Performance-Based Grant shall be adjusted accordingly, to reflect the split, consolidation, or reverse split, by increasing and/or decreasing the Calculation Base as well as adjusting the Determining Share Price of the previous year, such that the Share Performance- Based Grant payable after the implementation of the split, consolidation, or reverse split shall be identical to the Share Performance-Based Grant that would have been paid had the split, consolidation, or reverse split not occurred.

13.2.	If any of the following events occur during the term of the Agreement, and subject to the approval of the Company’s Board of Directors’ Compensation Committee regarding the occurrence of the event, the Officer shall be entitled to a grant as follows:

13.2.1.	Registration of the Company’s securities for trading on an additional stock exchange – entitlement to a grant in an amount equal to four (4) months of the cost of Fixed Compensation Cost.

13.2.2.	Allocation of new shares in the Company and/or issuance of warrants exercisable into new shares of the Company, pursuant to the execution of a single agreement for the allocation of shares or multiple agreements for the allocation of shares to a single group of investors with joint representation, against the actual completion of receiving an aggregate cash amount (including amounts received as a result of exercising warrants into new shares), all within 18 months from the date of the engagement:

(a)	In an amount not less than six (6) million U.S. dollars and up to ten (10) million U.S. dollars (hereinafter: the “Minimum Fundraising Amount”) – entitlement to a grant in an amount equal to four (4) months of Fixed Compensation Cost; or

(b)	In an amount not less than ten (10) million U.S. dollars (hereinafter: the “Qualifying Fundraising Amount”) – entitlement to a grant in an amount equal to six (6) months of Fixed Compensation Cost; The Officer shall be entitled to the aforementioned grant if an agreement for the allocation of shares was executed during the term of the Agreement or a previous agreement, even if the allocation or the receipt of the Minimum Fundraising Amount or the Qualifying Fundraising Amount, as the case may be, occurred thereafter.

14. Equity Compensation

14.1.	Under and subject to the terms of the equity compensation plan (hereinafter: the “Option Plan”) in effect at the Company, for employees, consultants, service providers, and officers (including directors) of the Company and its affiliated entities, the Company shall allocate, at no additional consideration, to the Officer, a total of ten and a half (10.5) million Warrants (non-registered) (in this section, hereinafter: the “Warrants”), each of which is exercisable into one (1) ordinary share, registered in the name of the holder, with no par value, in the Company, against payment of an amount of 50.0 agorot of NIS to the Company (in this section, hereinafter: the “Exercise Price”).

14.2.	The vesting period shall commence on the Grant Date. At the end of the second vesting year, 30% of the Warrants shall vest, and the remaining Warrants shall vest on an equal monthly basis each year, such that in the third vesting year, 30% of the Warrants shall vest, and in the fourth vesting year, 40% of the Warrants shall vest.

15. Directors’ and Officers’ Insurance, Indemnification, and Exemption Letter

15.1.	Subject to obtaining the necessary approvals under applicable law, the Company shall purchase for itself and for all of its directors and officers, including the Officer, a directors and officers liability insurance policy (hereinafter: the “Insurance Policy”) that covers all of their actions (hereinafter: the “Insurance Coverage”), with maximum insurance coverage in accordance with terms legally approved. The Company shall provide the Officer with a copy of the Insurance Policy, no later than 90 days after any renewal of the Insurance Policy.

15.2.	Subject to obtaining the necessary approvals under applicable law, the Company undertakes to provide the Officer with an indemnity and exemption letter, in a form legally approved, no later than 90 days from the date of its legal approval.

16. Lack of Employee-Employer Relationship

16.1.	It is agreed that the Services will be provided to the Company by the Officer- Affiliated Entity, in the capacity of an independent contractor, and that no employee-employer relationship and/or partnership relationship shall exist between the parties, in any form or manner.

16.2.	The Officer-Affiliated Entity is entitled to notify the Company, in advance and in writing, that he will cease, either fully or partially, employing the Officer. Should the Officer take such action, as of the date of termination of the Officer’s employment by the Officer-Affiliated Entity, the engagement under the Agreement may be assigned to another service provider or an engagement may commence between the Company and the Officer under the status of an employee-employer relationship, as per the Officer’s choice.

16.3.	For the avoidance of doubt, it is clarified that unless otherwise expressly agreed in writing between the Company and the Officer:

16.3.1.	There will be no employer-employee relationship between the Company and the Officer-Affiliated Entity and/or any employee of the Officer-Affiliated Entity, including the Officer himself.

16.3.2.	Without derogating from the generality of the aforesaid, the Officer- Affiliated Entity shall not be entitled to severance pay and/or any other payment and/or other consideration arising from the employee- employer relationship and/or its termination and/or termination of the relationship between the parties The Officer-Affiliated Entity shall also not be entitled to annual leave and/or redemption of annual leave and/or any social benefits and/or contributions to any funds or savings plans, regardless of the source of such entitlement.

16.4.	It is agreed that the periodic nature of the monthly payments to the Officer- Affiliated Entity does not indicate the existence of an employee-employer relationship and/or the determination of a periodic, monthly, or other fixed number of service hours. Such payments merely reflect the Officer-Affiliated Entity’s willingness to make all its knowledge and expertise available to the Company, as may be in his possession from time to time, along with its other Services, as set forth in this Agreement or determined by the Company in coordination with the Officer-Affiliated Entity, with the intention of contributing to the Company’s business advancement.

16.5.	The relationship between the Officer-Affiliated Entity and the Company shall not be subject to any custom or practice between the Company and its employees, whether existing or future, unless explicitly adopted in writing under the Agreement and only to the extent specified.

16.6.	The remuneration and benefits under the Agreement represent all payments and benefits to which the Officer-Affiliated Entity is entitled. The Officer-Affiliated Entity shall not be entitled to any additional payment and/or benefit from the Company in connection with the services provided under this Agreement.

16.7.	If, for any reason, a judicial authority determines that, as of a specific date (hereinafter: the “Date of Employee-Employer Relationship”), the Officer is considered an employee rather than an independent contractor in relation to the Company, contrary to the provisions of this Agreement, the following shall apply:

16.7.1.	The Officer shall be deemed employed under a personal employment contract as of the Date of Employee-Employer Relationship, and the provisions of collective agreements and/or extension orders applicable to the Company’s employees shall not apply to him in any form or manner.

16.7.2.	Instead of the cumulative fixed remuneration paid to the Officer- Affiliated Entity from the Date of Employee-Employer Relationship (hereinafter: the “Cumulative Monthly Consideration”), a reduced remuneration amount, retroactively set at 71.43% of the Cumulative Monthly Consideration (hereinafter: the “Reduced Consideration”), shall apply. The Officer shall be entitled only to the Reduced Consideration, along with customary social benefits borne by the Company.

16.7.3.	Subject to the Company covering all social contributions at its own expense, the Officer shall refund the Company the difference between the Cumulative Monthly Consideration and the Reduced Consideration, adjusted to the Consumer Price Index, within 30 days of the Company’s first demand.

16.7.4.	The Company may deduct any amount due to it under this clause from any debt it owes the Officer, as determined by a judicial authority. Failure to perform such a deduction, in full or in part, does not release the Officer from repaying the full amount owed to the Company.

16.8.	Considering that the Officer is engaged under the Agreement in a role requiring a special degree of personal trust and a position where the working conditions and circumstances prevent the Company from supervising his working hours, the provisions of the Hours of Work and Rest Law, 5711–1951, or any law that may amend or replace it, shall not apply to the Officer in the framework of his engagement with the Company.

16.9.	Without derogating from the above, the Officer shall indemnify the Company for any expense, payment, and/or damage incurred by the Company as a result of any claim raised by the Officer himself regarding the existence of an employee-employer relationship between the Company and the Officer. This includes indemnifying the Company for all legal expenses incurred due to such claims or judicial rulings affirming such a relationship. Such indemnification shall be made within 90 days of the Company’s first demand.

17. Taxes

17.1.	For any payment regarding Fixed Compensation, Vehicle Expenses, and the Share Performance-Based Grant, VAT will be added as required by law, to the extent applicable.

17.2.	The Officer-Affiliated Entity shall bear, independently and at its own expense, all taxes and levies of any kind, as required by law, for payments received from the Company, including income tax (subject to the obligation to withhold tax at source), National Insurance (as a self-employed individual), and any other applicable payment. The Officer-Affiliated Entity undertakes to maintain proper books in compliance with the law, open files with the Income Tax Authority, VAT, and National Insurance, and provide the Company with a certificate confirming the existence of these files upon request.

17.3.	For the avoidance of doubt, it is hereby clarified that the Company shall bear no liability for not insuring the Officer under a comprehensive pension plan. This remains the case even if it is determined that an employee-employer relationship existed between the parties, and insofar as the Officer does not arrange for his own comprehensive pension plan coverage at his own expense.

17.4.	VAT, as required by law, shall be added to the monthly consideration and all other payments and/or benefits to which the Officer-Affiliated Entity is entitled. The Officer-Affiliated Entity shall issue the Company a proper tax invoice/receipt in accordance with the law.

18. Confidentiality Commitment

It is clarified that the provision of Services to the Company by the Officer is conditional upon a prior and explicit commitment to maintaining confidentiality, as detailed below:

18.1.	If, for the purpose of providing the Services and/or in connection with them, the Officer receives or becomes aware of information relating to the business and/or other activities of the Company and/or its affiliated companies, including documents, drafts, processes, trade secrets, information regarding the Company’s customers and suppliers, pricing, as well as financial, business, and commercial information, financial statements and balance sheets, data, plans, innovations, improvements, research, any methods, and technical, economic, commercial, and/or other developments, whether written or oral, excluding inventions as defined below (hereinafter: the “Confidential Information”), the Officer undertakes to maintain complete and absolute confidentiality of the Confidential Information and/or anything related or derived from it and/or from the provision of the services.

18.2.	The Officer undertakes not to disclose, in writing and/or orally and/or in any other form, to any person and/or entity, nor to remove from his possession, the Confidential Information and/or any other written material related to the Company and/or its employees and/or anything related to them, except as strictly necessary and required for the provision of the Services.

18.3.	It is clarified that the obligations in the Agreement relating to the Confidential Information shall not apply to:

(1)	Information that was public knowledge prior to the signing of the Agreement and/or that became public knowledge after the signing of the Agreement, not as a result of any act or omission by the Officer and/or anyone acting on his behalf;

(2)	Information required to be disclosed by law.

18.4	The obligations in the Agreement relating to the Confidential Information shall remain in effect indefinitely, commencing from the date of signing the Agreement.

19. Inventions

19.1.	The Officer declares that he has provided the Company with a list describing all inventions, original works authored by him, developments, knowledge, improvements, and trade secrets invented by him prior to the commencement of his Services to the Company (all together referred to in this Agreement as the “Prior Inventions”). These Prior Inventions relate to the field of activity and/or products and/or research or developments that the Officer does not assign to the Company under the Agreement. If the Officer has no prior inventions, he will declare this to the Company. If, during the term of the Agreement, the Officer incorporates Prior Inventions into a Company’s product, procedure, or machine owned by the Company, the Company shall be granted a worldwide, non- exclusive, royalty-free, irrevocable, and perpetual license to use, create, refine, and sell such Prior Inventions as part of or in connection with such product, procedure, or machine.

19.2.	Ownership rights to any invention, trade name, or other intellectual property, as well as the right to utilize any invention, patent, or intellectual property created by the Officer during and as a result of the provision of consulting Services to the Company, and related to the Company’s field of activity, shall belong exclusively to the Company. Should the Company choose to protect the invention by patent registration or to register a trade name as a trademark, the Company shall be registered as the sole owner of the patent or trademark, as applicable. The Company may utilize the invention in any manner it deems appropriate and may pursue the realization and commercialization of the patent and the invention globally without the obligation to pay royalties. The Officer agrees to cooperate with the Company in all matters relating to the execution of this section, providing all necessary information, documentation, and signatures as requested by the Company. For the avoidance of doubt, the monthly consideration received by the Officer-Affiliated Eligible Entities under the Agreement constitutes full payment for the consulting Services, including any invention or patent created by the Officer during the term of the Agreement and related to the Company’s field of business. The Officer-Affiliated Eligible Entities shall not be entitled to any additional payment for such inventions or patents.

20.	The Agreement is a commercial agreement between the Company and the Officer- Affiliated Entity and is not transferable or assignable. The Officer-Affiliated Entity shall not transfer or assign his rights under the Agreement, in whole or in part, to any third party, whether for consideration or not, except as expressly provided in this Agreement.

21.	The term of the Services provided by the Officer-Affiliated Entity to the Company shall commence on the First Date and terminate five (5) years from the date of the meeting’s approval of this Agreement (the “Agreement Period”), provided that all approvals required by law for extending the Agreement beyond three (3) years (the “Additional Approval”) are obtained within three years of the meeting’s approval. Otherwise, the Agreement Period shall be reduced and terminate three (3) years from the meeting’s approval of the Agreement.

22.	If the Additional Approval is not obtained, this will be considered as a notification to the Officer-Affiliated Entity regarding the early termination of Services, with a six (6)-month advance notice commencing at the end of the three (3)-year period from the First Date (the “Advance Notice”). During the notice period, the Officer-Affiliated Entity shall not be required to provide services to the Company except for limited services reasonably necessary for a proper transfer of his responsibilities to a successor.

23.	In any instance of an Advance Notice, the Officer-Affiliated Entity shall be entitled to the monthly consideration, vehicle, devices, and the Share Performance-Based Grant for the entirety of the Advance Notice period, regardless of whether the Company opts to utilize his services during that time. Full payments due to the Officer-Affiliated Entity for the Advance Notice period shall be paid in a single lump sum before the end of the three (3)-year period beginning on the First Date.

24.	Upon the termination of the Agreement by either party, for any reason, the Officer shall return to the Company all documents, objects, and materials provided to him by the Company and/or which came into his possession during the term of the Agreement, as well as all copies and reproductions created by him during the provision of services or owned by the Company. The Officer shall also destroy any copies of confidential information stored in computer-readable files.

25.	The conduct of either party shall not constitute a waiver of any rights under the Agreement or applicable law, nor shall it be construed as a waiver or consent to any breach or failure to fulfill any provision of the Agreement, unless explicitly agreed in writing.

26.	The parties’ addresses for the purpose of the Agreement are as specified in the preamble. Any notice sent by one party to the other by registered mail to the address specified shall be deemed received within seventy-two (72) hours of mailing. Notices delivered by hand shall be deemed received upon delivery, and notices sent by facsimile or similar means of communication shall be deemed received on the next business day following their dispatch.

27.	Any amendment to the Agreement, or any of its terms or provisions, shall only be valid if made in writing and signed by all parties to the Agreement.

28.	The parties agree that the competent court for all matters related to or arising from this Agreement shall be exclusively the competent court in Haifa, and the Agreement shall be governed by Israeli law.

And in witness thereof, we have hereunto signed:

/s/ Yosef Rauch	/s/ Shai Meretzki
Yosef Rauch	Bonus Therapeutics Ltd.

/s/ Yosef Rauch	/s/ Shai Meretzki
I. Rauch & Co. Financial Consultants Ltd.	Bonus Biogroup Ltd.